Exhibit 10.1

Assignment and Assumption Agreement

This Assignment and Assumption Agreement (the “Assignment and Assumption Agreement”) is made and entered into as of May 12, 2017, by and among Jerrick Ventures, LLC, a Nevada limited liability company (the “Assignor”), Jerrick Media Holdings, Inc., a Nevada corporation and sole shareholder of Assignor (the “Parent”) and Jeremy Frommer, an individual (the “Assignee”). Each of Assignee, Parent and Assignor is a “Party” and are together, the “Parties”.

WHEREAS, Assignor is the sole shareholder and has 100% of the membership interest (collectively, the “Membership Interests”) in the limited liability companies (the “Subsidiaries”) which are listed in Schedule 1, attached hereto; WHEREAS, each of the Subsidiaries currently have only nominal assets and/or liabilities, if any, and the respective businesses of each of the Subsidiaries is not related to the current or prospective business operations of the Assignor or the Parent; and

WHEREAS, the Assignee is the Chief Executive Officer and a member of the Board of Directors of Parent (the “Board”) and Parent acknowledges that this Assignment (as defined below) is a related party transaction and the Board has reviewed and considers this transaction fair and reasonable in all material respects with no adverse material consequence to the Parent therefrom;

WHEREAS, Assignor desires to assign to Assignee the Memberships (the “Assignment”) and, in consideration therefor, Assignee agrees to assume any and all obligations and liabilities of the Subsidiaries.

NOW, THEREFORE, for and in consideration of the premises and the mutual covenants contained herein, and for other good and valuable consideration, the receipt, adequacy and legal sufficiency of which are hereby acknowledged, the parties do hereby agree as follows:

1.             Recitals. The foregoing recitations and schedules referenced therein are true and correct and incorporated herein by this reference.

2.            Assignment and Assumption. Effective as of 5:00 p.m. (Eastern time) on May 12, 2017 (the “Effective Time”), Assignor hereby assigns, sells, transfers and sets over to Assignee all of Assignor’s right, title, benefit, privileges and interest in and to, the Membership Interests. Assignee hereby accepts the Assignment and assumes and agrees to observe and perform all of the duties, obligations, terms, provisions and covenants of Assignor to be observed, performed, paid or discharged in connection with the Assignment after May 12, 2017.

3.            Indemnification. Each Party (in such a capacity, an “Indemnifying Party”) hereby agrees to indemnify and hold the other Party and its respective affiliates, directors, officers, employees and agents (collectively, in such capacity, the “Indemnified Parties”) harmless from, and to reimburse each of the Indemnified Parties for, any loss, damage, deficiency, claim, obligation, suit, action, fee, cost or expense of any nature whatsoever (including, but not limited to, reasonable attorney’s fees, expenses and costs) arising out of, based upon, or resulting from agreements or undertakings of the Indemnifying Party made against any Party by a third party in connection with the Subsidiaries prior to the Effective Time.

4.            Release. With the exception of the rights of indemnification contained in Section 3 hereof, (which shall expressly survive the execution hereof), the Parties, on behalf of themselves and their respective direct or indirect predecessors, successors, parent companies, divisions, subsidiaries, agents, affiliates, subrogees, insurers, trustees, trusts, administrators, representatives, personal representatives, legal representatives, transferees, assigns and successors in interest of assigns, and any firm, trust, corporation, partnership, investment vehicle, fund or other entity managed or controlled by the Parties or in which the Parties have or had a controlling interest and the respective consultants, employees, legal counsel, officers, directors, managers, shareholders, stockholders, owners of any of the foregoing (collectively, the “Releasors”), hereby remise, release, acquit and forever discharge the other Parties and any and all of its respective direct or indirect affiliates, parent companies, divisions, subsidiaries, agents, transferees, consultants, employees, legal counsel, officers, directors, managers, shareholders, stockholders, stakeholders, owners, predecessors, successors, assigns, successors in interest of assigns, subrogees, insurers, trustees, trusts, administrators, fiduciaries and representatives, legal representatives, personal representatives and any firm, trust, corporation or partnership investment vehicle, fund or other entity managed or controlled by the Parties or in which the Parties have or had a controlling interest, if any (collectively, the “Releasees”), of and from any and all federal, state, local, foreign and any other jurisdiction’s statutory or common law claims (including claims for contribution and indemnification), causes of action, complaints, actions, suits, defenses, debts, sums of money, accounts, covenants, controversies, agreements, promises, losses, damages, orders, judgments and demands of any nature whatsoever, in law or equity, known or unknown, of any kind, including, but not limited to, claims or other legal forms of action or from any other conduct, act, omission or failure to act, whether negligent, intentional, with or without malice, and arising from this Assignment and Assumption Agreement, that the Releasors ever had, now have, may have, may claim to have, or may hereafter have or claim to have, against the Releasees, from the beginning of time up to and including the date hereof. Each of the Parties covenants and agrees that it will not, at any time hereafter, either directly or indirectly, initiate, assign, maintain or prosecute, or in any way knowingly aid or assist in the initiation, maintenance or prosecution of any claim, demand or cause of action at law or otherwise, against any other Party, for damages, loss or injury of any kind arising from, related to, or in any way in connection with any activity with respect to this Assignment and Assumption Agreement, with the exception of any claim, demand or cause of action at law to protect or enforce the rights of indemnification provided herein. Nothing in the foregoing release shall release any claim to enforce this Assignment and Assumption Agreement or the indemnification rights contained in Section 2 and Section 3 hereof.

5.            Representations. Assignor hereby represents and warrants to Assignee that: (i) Assignor, wholly owned by Parent, is the valid owner and holder of the Membership Interests, free and clear of all liens, claims and encumbrances of any nature whatsoever; (ii) Assignor has the full and valid right to assign the Membership Interests as hereby contemplated without any consent from any other parties and (iii) the assets and liabilities listed on Schedule II attached hereto represent all of the assets of the Subsidiaries.

6.            Further Actions. Each of the parties hereto covenants and agrees, at its own expense, to execute and deliver, at the request of the other party hereto, such further instruments of transfer and assignment and to take such other action as such other party may reasonably request to more effectively consummate the assignments and assumptions contemplated by this Assignment and Assumption Agreement.

7.            Complete Agreement. This Assignment and Assumption Agreement contains the entire understanding by and between the Parties with respect to the Membership Interests, and supersedes any and all prior agreements and understandings between any and all of the Parties with respect to the Membership Interests, whether such agreements or understandings were oral or written, and all of which prior agreements and understandings are hereby definitively terminated and of no further force or effect. The Parties acknowledge and represent that they have not relied on any statements, agreements, representations, promises, warranties, or other assurances, oral or written, other than those contained herein. Each Party agrees that this Assignment and Assumption Agreement is intended to cover any and all matters, claims or possible or contingent claims, with respect to the Membership Interests, arising out of or related to any and all prior agreements and this Assignment and Assumption Agreement shall not be limited in scope to cover any and all prior matters, whether any such matters are known, unknown or hereafter discovered or ascertained.

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8.            Dispute Resolution

Any controversy, claim, or dispute arising out of or related to this Assignment and Assumption Agreement or the interpretation, performance, or breach hereof, including, but not limited to, alleged violations of state or federal statutory or common law rights or duties, shall be resolved as follows:

(a)	The Party that asserts that there has been a breach of this Assignment and Assumption Agreement, or that there exists a controversy, claim or dispute arising out of or related to this Assignment and Assumption Agreement or the interpretation or performance thereof, shall notify the other Party of its assertions regarding same in writing, including the basis of the Party’s assertions and an opportunity to cure;

(b)	The Party receiving such notification shall have fourteen (14) days to respond in writing, or longer if all Parties agree, and must state whether the receiving Party agrees or disagrees with the asserting Party’s claim(s);

(c)	If the receiving Party does not agree with the asserting Party’s claim, all Parties shall have an informal meeting by telephone or other means within fourteen (14) days of the receiving Party’s written response, or a longer period if all Parties agree, where all Parties shall meet in good faith in an effort to resolve the dispute;

(d)	If the Parties fail to reach an agreement to resolve the dispute at the informal meeting despite good faith efforts to do so, the dispute shall be resolved solely and exclusively by final and binding arbitration conducted according to the JAMS/Endispute Comprehensive Arbitration Rules and Procedures in effect as of the date hereof, including the Optional Appeal Procedure provided for in such rules (the “Arbitration Rules”). The arbitration shall be conducted exclusively in New Jersey before a panel of three neutral arbitrators chosen as follows: each Party will select one arbitrator and the two selected arbitrators shall select the third arbitrator. The ruling of the arbitration panel shall be final and binding, except as appealed pursuant to the Optional Appeal Procedure, in which case the ruling of the appellate panel shall be final and binding. The cost of the arbitration shall be borne by the non-prevailing party, as determined by the arbitration panel or the appellate panel, as applicable.

(e)	In the event any legal action or proceeding is undertaken by one of the Parties hereto against another as a result of an alleged breach of this Assignment and Assumption Agreement, or this Assignment and Assumption Agreement is asserted as a defense in a legal action or proceeding brought by either Party, the prevailing Party in such action or proceeding shall be entitled to recover from the other Party all reasonable costs and expenses of said proceeding or action, including reasonable attorneys’ fees and expenses.

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9.            Notices. All notices and other communications hereunder shall be in writing and shall be deemed given when delivered by an internationally recognized overnight courier to the respective Party at the following addresses (or at such other address for a Party as shall be specified by like notice, provided that a notice of change of address(es) shall be effective only from the date of its receipt by the other Party):

If to Assignee, to:	Jeremy Frommer
C/O Jerrick Media Holdings, Inc.
202 S Dean Street Englewood, NJ 07631 Telephone: (201) 258-3770

If to Assignor, to:	Jerrick Ventures, LLC
202 S Dean Street Englewood, NJ 07631 Attention: Jeremy Frommer
Telephone: (xxxx) xxx-xxxx

10.            Modification. This Assignment and Assumption Agreement shall not and cannot be modified by any Party by any oral promise or representation made before or after the execution of this Assignment and Assumption Agreement, and may only be modified by a writing signed by the Parties. This Assignment and Assumption Agreement shall be binding upon and inure to the benefit of the Parties’ respective successors and assigns.

11.            Construction. The headings of paragraphs are used for convenience only and shall not affect the meaning or construction of the contents of this Assignment and Assumption Agreement. Should any portion (word, clause, phrase, sentence, paragraph or section) of this Assignment and Assumption Agreement be declared void or unenforceable, such portion shall be considered independent and severable from the remainder, the validity of which shall remain unaffected. The terms and conditions of this Assignment and Assumption Agreement have been jointly negotiated by the parties and this Assignment and Assumption Agreement shall be deemed to have been jointly drafted by the Parties and in the event of any ambiguity or controversy it shall not be construed against either Party as the draftsperson. Each Party has had ample opportunity to consult with counsel and has independently determined to proceed with this Assignment and Assumption Agreement with or without such counsel.

12.            Counterparts. This Assignment and Assumption Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which together shall be deemed the same instrument. This Assignment and Assumption Agreement may be executed and delivered via fax or scan which shall have the same full force and effect as an original.

[Signature Page Follows]

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IN WITNESS WHEREOF, the parties have executed this Assignment and Assumption Agreement as of the date first above written.

ASSIGNOR:	ASSIGNEE:

JERRICK VENTURES, LLC

By:
Name:	JEREMY FROMMER
Title:

ACKNOWLEDGED AND AGREED

PARENT

JERRICK MEDIA HOLDINGS, INC.

By:
Name:
Title:

SCHEDULE 1

Subsidiary	State of Formation

Castle 6 Productions LLC	New Jersey

Filthy Gorgeous LLC	Delaware

Geek Room LLC	Delaware

Graphic Expression Corporate Collectibles LLC	Delaware

Guccione Stores LLC	New Jersey

iLongevity LLC	New Jersey

JAJ Enterprises LLC	Delaware

Miss Filthy LLC	Delaware

Next Geek Thing LLC	Delaware

No One’s Pet LLC	New Jersey

OMNI Reboot LLC	Delaware

Romper Zombie LLC	Delaware

Steam Wars LLC	Delaware

SCHEDULE II

None.